UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2013 (January 14, 2013)

Q Lotus Holdings, Inc. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-52595 (Commission File Number)	14-1961383 (I.R.S. Employer Identification Number)
520 North Kingsbury Street, Suite 1810, Chicago, IL 60654 (Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (312) 379-1800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2013, Q Lotus Holdings, Inc. and its Hong Kong affiliate Q Lotus Holdings Ltd. (the “Q Lotus Group”) entered into an Agreement with Richmond Energy (UK) Ltd. (“Richmond Energy”) pursuant to which the Q Lotus Group will advise and administer an effective deal structure for managing the development of six oil license blocks owned by Richmond Energy located in the Saratov region of Russia in the Volga Ural and precaspian provinces. Richmond Energy is an independent Oil & Gas company which has a 51% ownership in a venture with OOO Ecology & Progress Ltd Russia. Richmond Energy has the right to buy the remaining 49% from OOO Ecology & Progress Ltd Russia. The venture owns the following 6 blocks of Green fields: Perelubsko Rubezhisky, Bolshe-Chaliklinsky-2, Karamansky-1, Karamansky- 2, Zhuravlinsky and Dergachevsky. The venture has licenses to explore and drill for hydro carbons in Saratov Oblast located in the South East part of the European Russia which straddles the lower mid-section of the Volga River and to the South East it abuts Kazakhstan. The Q Lotus Group will authorize all aspects of the project, focusing on structuring and promoting a successful resource development in cooperation with government agencies and project subcontractors for effective sharing of resources revenue and management.

The Q Lotus Group is appointing EPC Oil & Gas SDN. BHD (“EPC”) the drilling concession project management.

The Q Lotus Group is appointing Thana Balan P Jaganathan as special advisor for the Euro-Asian operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q LOTUS HOLDINGS, INC. (Registrant)

Date: January 16, 2013	By:	/s/ Gary A. Rosenberg
Gary A. Rosenberg
Chief Executive Officer